UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2019

RISE GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 – 669 Howe Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6C 0B4

(Zip Code)

Registrant’s telephone number, including area code:  (604) 260-4577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 1.01

Entry into a Material Definitive Agreement

On February 14, 2019, Yamana Gold Inc. (“Yamana”), through its wholly-owned subsidiary, Meridian Jerritt Canyon Corp. (the “Acquiror”), agreed to purchase 10,000,000 Units (as defined in Item 8.01 below) of Rise Gold Corp. (“Rise Gold”) in a Private Placement (as defined in Item 8.01 below) for proceeds of C$1.0 million (the “Committed Funds”). Yamana’s investment in the Private Placement is conditional upon the Private Placement being completed for minimum gross proceeds of C$1.8 million, including the Committed Funds. Yamana is a Canadian-based gold producer with significant gold production, gold development stage properties, exploration properties, and land positions throughout the Americas including Canada, Brazil, Chile and Argentina.

On February 14, 2019, the Committed Funds were advanced to Rise Gold in advance of the closing of the Private Placement pursuant to the terms of a secured convertible debenture (the “Debenture”). The Debenture has a term of six months and an annual interest rate of 12%, calculated and compounded monthly, payable in cash or Units at Yamana’s option, except as described below. The principal amount of the Debenture and any accrued interest thereon is convertible into Units at a conversion price of C$0.10 per Unit (the “Conversion Price”) at any time in the sole discretion of the Acquiror. In addition, the principal amount of the Debenture will automatically be converted into Units at the Conversion Price if, during the term of the Debenture, Rise Gold is able to raise proceeds of C$800,000 under the Private Placement from investors other than Yamana. Assuming that the Debenture is held to maturity, if the total principal amount of the Debenture and any accrued interest thereon is converted into Units, the Acquiror will receive up to 10,615,200 Shares and 5,307,600 Warrants.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure in Item 1.01 above regarding Rise Gold’s creation of a direct financial obligation by issuing the Debenture is incorporated in this item by reference.

Item 3.02

Unregistered Sales of Equity Securities

On February 14, 2019, we issued the Debenture on the terms described in Item 1.01 above, including the terms for optional and automatic conversion of the Debenture into Units. We offered and sold the Debenture and the underlying securities into which the Debenture may be converted in reliance on the exemption from registration provided Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D thereunder. Our reliance on Section 4(a)(2) and Rule 506(b) was based on the fact that the Acquiror provided us with written representations regarding its investment intent and status as an accredited investor, and that neither we nor anyone acting on our behalf engaged in any general solicitation or general advertising.

Item 8.01

Other Events

On February 15, 2019, Rise Gold Corp. issued a news release announcing that it intends to raise up to C$2.0 million through the issuance of up to 20,000,000 units (each a “Unit”) at a price of C$0.10 per Unit, with each Unit comprising one share of common stock (a “Share”) and one-half of one share purchase warrant (the “Private Placement”). Each whole warrant (a “Warrant”) entitles the holder to acquire one Share at an exercise price of C$0.13 for a period of two years from the date of issuance.

Other information disclosed in this report was also referenced in the news release, a copy of which is included as Exhibit 99.1.

Item 9.01

Financial Statements and Exhibits

Exhibit No.

Description

99.1

News release dated February 15, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 19, 2019

RISE GOLD CORP.

/s/ Benjamin Mossman
Benjamin Mossman
Chief Executive Officer